EXHIBIT 2.2

Date 14 May 2025
CHESS BIDCO LIMITED H&T GROUP PLC
CO-OPERATION AGREEMENT

Macfarlanes LLP
20 Cursitor Street
London EC4A 1LT

CONTENTS
Clause
1    Definitions and interpretation
2    Publication of the Rule 2.7 announcement and the terms of the Acquisition
3    Undertakings in relation to satisfaction of the FCA Change in Control Condition
4    Undertakings in relation to satisfaction of the CMA Condition
5    Scheme document
6    Implementation of the Acquisition
7    Switching to a Takeover Offer
8    Offeree Share Plan
9    Dividends
10    Termination
11    Code obligations
12    Representations and warranties
13    Entire agreement
14    Costs
15    Assignment
16    Notices
17    Waivers, rights and remedies
18    No partnership or agency
19    Time of essence
20    Further assurance
21    Counterparts
22    Variations
23    Invalidity
24    Third party rights
25    Governing law and jurisdiction
Schedule
1    Rule 2.7 Announcement
2    The Offeree Share Plan

DATE    14 May 2025
PARTIES
1    CHESS BIDCO LIMITED a private limited company registered in England and Wales with registered number 16434757, whose registered office is at 10 Norwich Street, London, EC4A 1BD (the “Offeror”); and
2    H&T GROUP PLC a public limited company registered in England and Wales with registered number 05188117, whose registered office is at Harvey & Thompson Ltd, Times House, Throwley Way, Sutton, Surrey, SM1 4AF (the “Offeree”)
(each a “party” and together the “parties”).
WHEREAS
A    The Offeror proposes to announce, immediately following execution of this Agreement, a firm intention to make a recommended offer for the entire issued and to be issued share capital of the Offeree pursuant to Rule 2.7 of the Code.
B    The Acquisition is intended to be made on the terms and subject to the conditions set out in the Rule 2.7 Announcement and in the Acquisition Document.
C    The parties intend that the Acquisition will be implemented by way of the Scheme, although the Offeror reserves the right, subject to the terms of this Agreement and the consent of the Panel, to implement the Acquisition by way of a Takeover Offer.
D    The parties have agreed to take certain steps to effect the completion of the Acquisition (whether by way of the Scheme or the Takeover Offer) and are entering into this Agreement to set out their respective rights, obligations and commitments in relation to such matters.
AGREEMENT
1    Definitions and interpretation
1.1    In this Agreement (including the recitals but excluding schedule 1), the terms and expressions listed in this clause 1.1 shall have the meanings set out in this clause 1.1. Terms and expressions used in schedule 1 shall have the meanings given to them in schedule 1:
“Acceptance Condition”: the acceptance condition to any Takeover Offer;
“Acquisition”: has the meaning given to it in the Rule 2.7 Announcement;
“Acquisition Document”: (i) if the Acquisition is to be implemented by way of a Scheme, the Scheme Document; or (ii) if the Acquisition is to be implemented by way of a Takeover Offer, the Offer Document;
“Agreed Switch”: has the meaning given to it in clause 7.1.1;
“AIM Rules”: the AIM Rules for Companies published by the London Stock Exchange;
“Briefing Paper”: a briefing paper in relation to the Acquisition prepared in accordance with the CMA’s Guidance on the CMA’s Mergers Intelligence Function (CMA56 Revised), or any updated or revised guidance as may be issued by the CMA from time to time;
“Business Day”: a day (other than a Saturday, or Sunday or public holiday in England) on which banks are open for business in London;

“CMA”: the United Kingdom’s Competition and Markets Authority;
“CMA Condition”: the Condition set out in paragraph 4 of Part A of Appendix A to the Rule 2.7 Announcement;
“Code”: the City Code on Takeovers and Mergers;
“Companies Act”: the Companies Act 2006;
“Competing Proposal”:
(a)    an offer (including a partial offer, exchange or tender offer and any revised offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover, Rule 9 waiver transaction and/or business combination (or the announcement of a possible offer or firm intention to do any of the foregoing), the purpose of which is to acquire, directly or indirectly, 30% or more of the issued or to be issued ordinary share capital of the Offeree (when aggregated with the shares already held by the acquirer and any person acting or presumed or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any person acquiring, consolidating or increasing 'control' (as defined in the Code) of the Offeree (in each case, whether or not subject to the satisfaction or waiver of any pre-conditions);
(b)    the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 25% or more) of the business, assets and/or undertakings of the Offeree Group, calculated by reference to any of its revenue, profits or value taken as a whole;
(c)    a demerger or any material reorganisation and/or liquidation (or proposed demerger, material reorganisation and/or liquidation) involving all or a significant proportion (being 25% or more) of the Offeree Group, calculated by reference to any of its revenue, profits or value taken as a whole; or
(d)    any other transaction which would be materially inconsistent with, or would be reasonably likely materially to preclude, impede or delay or otherwise prejudice, the implementation of the Acquisition (including, for the avoidance of doubt, any transaction or arrangement undertaken by the Offeree which would constitute or result in a reverse takeover or a fundamental change in the business of the Offeree, in each case for the purposes of the AIM Rules), in each case which is not effected by the Offeror (or any member of the Wider Offeror Group or any person acting in concert with the Offeror) or at the Offeror's direction or with the Offeror's agreement, and in each case, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;
“Conditions”:
(a)    for so long as the Acquisition is being implemented by means of the Scheme, the conditions to the implementation of the Acquisition (including the Scheme) as set out in Part A of Appendix A to the Rule 2.7 Announcement and to be set out in the Scheme Document; and
(b)    for so long as the Acquisition is being implemented by means of a Takeover Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition, in each case as may be amended by the Offeror with the consent of the Panel and the consent of the Offeree, and “Condition” shall be construed accordingly;

“Confidentiality Agreement”: the confidentiality agreement between the Offeree and FirstCash dated 27 March 2025;
“Costs”: losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;
“Court”: the High Court of Justice in England and Wales;
“Court Meeting”: the meeting(s) of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme, including any adjournment thereof;
“Court Sanction Hearing”: the hearing of the Court to sanction the Scheme and, if such hearing is adjourned, reference to commencement of any such hearing shall mean the commencement of the final adjournment thereof;
“Day 39”: the 21st day prior to Day 60;
“Day 60”: has the meaning given to it in clause 7.2.3;
“Disclosing Party”: for the purposes of clause 3, has the meaning given to it in clause 3.8, and, for the purposes of clause 4, has the meaning given to it in clause 4.8;
“Effective Date”:
(a)    the date on which the Scheme becomes effective in accordance with its terms; or
(b)    if the Acquisition is implemented by way of a Takeover Offer, the date that the Takeover Offer becomes or is declared unconditional in accordance with the requirements of the Code, and “Effective” shall be construed accordingly;
“FCA”: the Financial Conduct Authority of the United Kingdom, acting in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000;
“FCA Change in Control Condition”: the Condition set out in paragraph 3 of Part A of Appendix A to the Rule 2.7 Announcement;
“FirstCash”: FirstCash Holdings, Inc., incorporated and registered in Delaware, with its registered office at 1600 W 7th Street, Fort Worth, Texas, 76102, United States of America;
“Law”: any applicable statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree, directive, policy, guideline, interpretation or rule of common law issued, administered or enforced by any Regulatory Authority, or any judicial or administrative interpretation thereof;
“London Stock Exchange”: London Stock Exchange plc;
“Long-Stop Date”: has the meaning given to it in the Rule 2.7 Announcement;
“Offer Document”: if (following the date of this Agreement) the Offeror elects to implement the Acquisition by way of a Takeover Offer in accordance with the terms of this Agreement, the document to be sent to (among others) Offeree Shareholders setting out, among other things, the full terms and conditions of the Takeover Offer;
“Offeree Board”: the board of directors of the Offeree from time to time;

“Offeree Board Recommendation”: a unanimous and unqualified recommendation from the Offeree Board to the Offeree Shareholders in respect of the Acquisition:
(a)    if the Acquisition is to be implemented by way of a Scheme, to vote in favour of the Offeree Resolutions; or
(b)    if the Offeror elects to implement the Acquisition by way of a Takeover Offer in accordance with the terms of this Agreement, to accept the Takeover Offer;
“Offeree Board Recommendation Change”:
(a)    if the Offeree makes an announcement prior to the publication of the Scheme Document or (if different) the document convening the Offeree General Meeting that: (i) the Offeree Board no longer intends to make the Offeree Board Recommendation or intends adversely to modify or qualify such recommendation; (ii) (other than where a Switch has occurred) it will not convene the Court Meeting or the Offeree General Meeting or (iii) (other than where a Switch has occurred) it intends not to post the Scheme Document or (if different) the document convening the Offeree General Meeting;
(b)    if the Offeree delays the convening of, or adjourns or postpones (or makes an announcement that it will delay the convening of, or will adjourn or postpone) the Court Meeting, the Offeree General Meeting or the Court Sanction Hearing to a date which is later than the latest date permitted by the Conditions set out in paragraphs 2.1(ii), 2.2(ii) or 2.3(ii) of Part A of Appendix A to the Rule 2.7 Announcement, respectively, in each case without the consent of the Offeror, except where such delay or adjournment is solely caused by logistical or practical reasons beyond the Offeree's reasonable control;
(c)    (other than where a Switch has occurred) the Offeree Board Recommendation is not included in the Scheme Document or (if different) the document convening the Offeree General Meeting;
(d)    the Offeree Board otherwise publicly withdraws, adversely modifies or qualifies the Offeree Board Recommendation (or makes an announcement that it intends to do so), provided that, for the avoidance of doubt, the issue of any holding statement by the Offeree following a change of circumstances shall not constitute such a withdrawal or adverse modification or qualification, so long as any such holding statement contains an express statement that such recommendation is not withdrawn or adversely modified or qualified;
(e)    if the Offeree makes an announcement that the Offeree Board recommends, or intends or is minded to recommend, any Competing Proposal, or the Offeree announces that it has entered into or consummated a Competing Proposal; or
(f)    the Offeree Board announces the entry into by the Offeree of any transaction which would constitute or result in (i) a reverse takeover of the Offeree or (ii) a fundamental change in the business of the Offeree, in each case for the purposes of the AIM Rules; or
(f)    if, after the approval of the Offeree Resolutions, the Offeree announces that it will not implement the Scheme (other than: (i) in connection with an announcement of an offer or revised offer by the Offeror for the Offeree; or (ii) because a Condition to the Acquisition has failed or become incapable of fulfilment);
“Offeree EBT”: H&T Group plc Employee Benefit Trust;

“Offeree General Meeting”: the general meeting of the Offeree to be convened in connection with the Scheme, notice of which will be set out in the Scheme Document, including any adjournment thereof;
“Offeree Group”: the Offeree and its subsidiaries and subsidiary undertakings, and “member of the Offeree Group” shall be construed accordingly;
“Offeree Remuneration Committee”: the remuneration committee of the Offeree Board;
“Offeree Representative”: has the meaning given to it in clause 12.3;
“Offeree Resolutions”: such shareholder resolutions of the Offeree as are necessary to approve, implement and effect the Scheme and the Acquisition and related changes to the Offeree's articles of association (including, for the avoidance of doubt, the resolution to approve the Scheme at the Court Meeting and the resolutions to be proposed at the Offeree General Meeting);
“Offeree Share Plan”: the H&T Performance Share Plan;
“Offeree Shareholders”: the holders of Offeree Shares from time to time;
“Offeree Shares”: the ordinary shares of 5 pence each in the capital of the Offeree;
“Offeror Directors”: the directors of the Offeror from time to time;
“Offeror Group”: FirstCash and its subsidiaries and subsidiary undertakings (including the Offeror), and “member of the Offeror Group” shall be construed accordingly;
“Offeror Responsible Persons”: the Offeror Directors and any other person required by the Panel pursuant to Rule 19.2 of the Code to take responsibility for the information in the Offer Document or the Scheme Document for which an offeror is required to accept responsibility under the Code;
“Panel”: the Panel on Takeovers and Mergers;
“Permitted Dividend”: has the meaning given to it in clause 9.1;
“Regulatory Authority”: any central bank, ministry, government or governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory or investigative body or authority or tribunal (including any national or supranational anti-trust, competition or merger control authority, any sectoral ministry or regulator and any foreign or national security investment review body), any national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, any trade agency, association, institution, any professional or environmental body or any other body or person in any jurisdiction, including, for the avoidance of doubt, the FCA and the CMA, but excluding the Panel;
“Regulatory Conditions”: the Conditions set out in paragraphs 3 and 4 of Part A of Appendix A to the Rule 2.7 Announcement;
“Regulatory Filings”: all approvals, consents, clearances, determinations, permissions, confirmations, comfort letters and waivers that may need to be obtained, all filings, notifications, applications or submissions (including draft versions, as required, and Briefing Papers) that may need to be made and all waiting periods that may need to have expired, from or under any Laws or practices applied by any Regulatory Authority (or under any agreements or arrangements to which any Regulatory Authority is a party), in each case that are necessary or advisable to satisfy the Regulatory Conditions so as to enable the Effective

Date to occur by the Long-Stop Date; and any reference to any Regulatory Conditions having been satisfied shall be construed as meaning that the foregoing has been obtained, or where relevant, made or expired;
“Regulatory Information Service”: any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;
“Remedies”: any conditions, obligations, measures, commitments, modifications, undertakings, remedies (including disposals and any pre-divestiture reorganisations) or assurances (financial or otherwise) offered or required in connection with the satisfaction of the CMA Condition;
“Rule 2.7 Announcement”: the announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Code, in substantially the form set out in schedule 1;
“Scheme”: the scheme of arrangement proposed to be made under Part 26 of the Companies Act between the Offeree and the Scheme Shareholders to implement the Acquisition, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Offeree and the Offeror;
“Scheme Conditions”: the Conditions set out in paragraphs 2.1, 2.2 and 2.3 of Part A of Appendix A to the Rule 2.7 Announcement;
“Scheme Document”: the document to be sent to (among others) Offeree Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and the Offeree General Meeting;
“Scheme Record Time”: the time and date specified in the Scheme Document, expected to be 6.00 p.m. London Time on the Business Day immediately prior to the Effective Date;
“Scheme Shareholders”: the holders of Scheme Shares;
“Scheme Shares”: has the meaning given in the Rule 2.7 Announcement;
“Significant Interest”: a direct or indirect interest in 20% or more of the voting equity capital of an undertaking;
“Switch”: has the meaning given in clause 7.1;
“Takeover Offer”: a takeover offer (within the meaning of section 974 of the Companies Act) made by or on behalf of the Offeror to acquire the entire issued and to be issued share capital of the Offeree on the terms and conditions to be set out in the Offer Document, such offer including any subsequent revision, amendment, variation, extension or renewal;
“Undertaking”: has the meaning given in clause 3.9;
“Wider Offeror Group”: FirstCash and the subsidiaries and subsidiary undertakings of FirstCash (including the Offeror) and associated undertakings (including any joint venture, partnership, firm or company) in which FirstCash or any such undertakings (aggregating their interests) have a Significant Interest, and “member of the Wider Offeror Group” shall be construed accordingly; and
“Working Hours”: 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.
1.2    In this Agreement (excluding schedule 1), unless the context otherwise requires:

1.2.1    references to this Agreement include this Agreement as amended or supplemented in accordance with its terms;
1.2.2    references to a recital, paragraph, clause or schedule (other than a schedule to a statutory provision) shall refer to those of this Agreement unless stated otherwise;
1.2.3    headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;
1.2.4    a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied or supplemented at any time;
1.2.5    the expressions “acting in concert” and “concert parties” shall be construed in accordance with the Code;
1.2.6    “interest” in shares or securities shall be construed in accordance with the Code;
1.2.7    the expressions “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the meanings given in the Companies Act;
1.2.8    a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;
1.2.9    references to a “person” include any individual, an individual's executors or administrators, a partnership, a firm, a body corporate (wherever incorporated), an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture, association, works council or employee representative body (in any case, whether or not having separate legal personality);
1.2.10    reference to a “party or to the “parties” shall mean a party or the parties to this Agreement;
1.2.11    references to time are to London time;
1.2.12    any reference to a “day” (including within the phrase Business Day) shall mean a period of 24 hours running from midnight to midnight;
1.2.13    references to “writing” or “written” means any method of reproducing words in a legible form and shall include email, but shall exclude writing in a transitory form;
1.2.14    references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;
1.2.15    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.2.16    references to “£”, “pounds sterling”, “pence” and “p” are references to the lawful currency from time to time of the United Kingdom.
1.3    The schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the schedules.
2    Publication of the Rule 2.7 announcement and the terms of the Acquisition
2.1    The obligations of the parties under this Agreement, other than clause 1, this clause 2, clauses 11 to 18 (inclusive) and clauses 21 to 25 (inclusive), shall be conditional on the release of the Rule 2.7 Announcement via a Regulatory Information Service at or before 5.30 p.m. on the next Business Day following the date of this Agreement, or such later time and date as the parties may agree. This clause 2 and clauses 1, 11 to 18 (inclusive) and 21 to 25 (inclusive) shall take effect on and from execution of this Agreement.
2.2    The principal terms of the Acquisition shall be as set out in the Rule 2.7 Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Acquisition, which shall, subject to the requirements of the Code (or as otherwise required by the Panel), be at the absolute discretion of the Offeror) and, where required by the Code, approved by the Panel. The terms of the Acquisition at the date of publication of the Acquisition Document shall be set out in the Acquisition Document.
3    Undertakings in relation to satisfaction of the FCA Change in Control Condition
3.1    Each party undertakes, subject to clause 3.5, to work co-operatively and reasonably with the other party and its advisers to satisfy the FCA Change in Control Condition, or procure that the FCA Change in Control Condition is satisfied, as soon as reasonably practicable and, in any event, in sufficient time to enable the Effective Date to occur by the Long-Stop Date.
3.2    The Offeror undertakes, subject to clause 3.5, to the Offeree:
3.2.1    to prepare and make as promptly as reasonably practicable any Regulatory Filings required to satisfy the FCA Change in Control Condition;
3.2.2    to provide, as promptly as reasonably practicable, such information as any Regulatory Authority may require for the purposes of submitting any Regulatory Filings required to satisfy the FCA Change in Control Condition.
3.3    Except where otherwise required by Law or any Regulatory Authority, the Offeror shall be responsible for the payment of all filing fees required in connection with the Regulatory Filings relating to the FCA Change in Control Condition.
3.4    Save to the extent prohibited by Law or any Regulatory Authority, and subject to clause 3.5:
3.4.1    the Offeree undertakes to the Offeror that it shall provide, as soon as reasonably practicable following any request for the same:
3.4.1.1    such information and assistance to the Offeror and its agents and advisers as may be reasonably required to satisfy the FCA Change in Control Condition, taking into account all applicable waiting periods, or for inclusion in any responses to any requests for further information consequent upon any Regulatory Filing required to satisfy the FCA Change in Control Condition; and

3.4.1.2    all such other assistance to the Offeror and its agents and advisers as may reasonably be required for the purposes of satisfying the FCA Change in Control Condition (including assistance in connection with any pre-notification contacts with any Regulatory Authority as the Offeror and the Offeree agree (each acting reasonably) are desirable or appropriate in the circumstances); and
3.4.2    each party undertakes to the other to ensure that all information necessary for the making of (or responding to any requests for further information consequent upon) any Regulatory Filings or that is otherwise required for the purposes of satisfying the FCA Change in Control Condition, and that is in the possession of, or is reasonably obtainable by such party (including from third parties through the reasonable exercise of contractual rights or securities ownership) is supplied accurately and as promptly as reasonably practicable.
3.5    For the purposes of this clause 3, the parties acknowledge that:
3.5.1    a party shall not be in breach of this clause 3 as a consequence of any inaccuracies in any information originating from a third party (being a person other than a member, officer or employee of the Offeror Group or the Offeree Group);
3.5.2    such information and assistance will be supplied in a manner that would preserve applicable legal professional privilege; and
3.5.3    the provision of information is subject to clause 3.8.
3.6    Except to the extent that to do so is prohibited by any Regulatory Authority or by Law and subject to clause 3.5:
3.6.1    the Offeror, to the extent required by clause 3.2, shall submit any draft Regulatory Filings (as required) to any Regulatory Authority in connection with the satisfaction of the FCA Change in Control Condition as soon as is reasonably practicable, subject to each party complying in full with the obligation in clause 3.6.2;
3.6.2    each party shall provide in a timely manner such cooperation as is reasonably required by the other party in connection with the preparation of all draft Regulatory Filings (as required) referred to in clause 3.6.1 and in relation to the satisfaction of the FCA Change in Control Condition (including at any pre-notification stage);
3.6.3    the Offeror shall provide, or procure the provision of, copies of all Regulatory Filings material correspondence and material communications (including, in the case of material non-written communications, reasonably detailed summaries of such communications) intended to be sent or communicated to any Regulatory Authority in relation to satisfying the FCA Change in Control Condition (including at any pre-notification stage) to the Offeree and its legal advisers at such time as will allow the Offeree a reasonable opportunity to provide comments on such Regulatory Filings, material correspondence and material communications before they are submitted, sent or made, and the Offeror shall provide the Offeree with copies of all such Regulatory Filings, material correspondence and material communications in the form finally submitted or sent (including, in the case of material non-written communications, reasonably detailed summaries of such communications);

3.6.4    the Offeror shall have regard in good faith to, but shall not be obliged to accept, any reasonable comments made in a timely manner by the Offeree on copies of the Regulatory Filings, material correspondence and material communications provided pursuant to clause 3.6.3;
3.6.5    each party shall notify the other party, and provide copies or reasonably detailed summaries of such communications (where appropriate), in a timely manner of any material correspondence or material communication received from any Regulatory Authority in relation to any Regulatory Filings (including at any pre-notification stage) relating to the FCA Change in Control Condition;
3.6.6    the Offeror shall keep the Offeree reasonably informed as to the progress of any Regulatory Filings submitted pursuant to clause 3.6.1 and will reasonably consider requests by the Offeree and/or its advisers:
3.6.6.1    to attend any meeting or material call with any Regulatory Authority or other persons or bodies (unless prohibited by the Regulatory Authority or by Law) relating to any Regulatory Filings (including at any pre-notification stage) relating to the FCA Change in Control Condition; and
3.6.6.2    to make reasonable oral submissions at any such meeting or call; and
3.6.7    where reasonably requested by a party, and insofar as permitted by any Regulatory Authority, the other party shall make available appropriate representatives for meetings and calls with the Regulatory Authority in connection with the Regulatory Filings (including at any pre-notification stage) relating to the FCA Change in Control Condition.
3.7    Each party undertakes to keep the other party informed as soon as reasonably practicable of:
3.7.1    developments which are relevant and material to the satisfaction of the FCA Change in Control Condition; and
3.7.2    the satisfaction, waiver or rejection of the FCA Change in Control Condition.
3.8    If a provision of this Agreement obliges a party (the “Disclosing Party”) to disclose any information to the other in connection with the satisfaction of the FCA Change in Control Condition:
3.8.1    that is personally identifiable information of a shareholder, investor, member, limited partner, director, officer, manager or employee of the Disclosing Party or any member of the Offeror Group (if the Offeror is the Disclosing Party) or any member of the Offeree Group (if the Offeree is the Disclosing Party) (as the case may be) or any of their respective affiliates, unless that information can reasonably be anonymised (in which case the Disclosing Party shall provide the relevant information on an anonymous basis);
3.8.2    which the Disclosing Party reasonably considers to be commercially or competitively sensitive;
3.8.3    which the Disclosing Party is prohibited from disclosing by Law or the terms of an existing contract; or
3.8.4    where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal professional privilege),

then the Disclosing Party shall, to the extent permitted by Law, disclose the relevant information: (a) to the other party pursuant to appropriate arrangements as may be agreed between the parties to ensure compliance with Law (including, as applicable, competition Law and the practices of any Regulatory Authority or the Panel); (b) to the other party’s legal counsel and, to the extent reasonably necessary, its other advisers on an “external counsel only” basis (where applicable, in accordance with the requirements of Practice Statement No 30 published by the Panel); or (c) where disclosure in a manner contemplated by this Agreement would reasonably be expected to have a material adverse effect on the Disclosing Party’s legitimate business interest, directly to the Regulatory Authority or the Panel (and in such circumstances, the Disclosing Party shall to the extent reasonably practicable provide, or procure the provision of, to the other party a redacted version of such information).
3.9    Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require the Offeror or a member of the Wider Offeror Group (or any other person acting in concert or deemed to be acting in concert with the Offeror) or any of their respective affiliates to offer, accept, or agree to any (behavioural or structural) commitments, conditions, obligations, undertakings and/or modifications or take any other step (each an “Undertaking”) necessary to satisfy the FCA Change in Control Condition where that Undertaking would relate in any manner to: (x) any undertaking, business, activities or assets of any undertaking that is controlled by the Offeror or any member of the Wider Offeror Group or any of their respective affiliates or in which any of them is invested; or (y) the Offeree Group, or where that Undertaking would require the Offeror or any member of the Wider Offeror Group to make any additional payment beyond those provided for by the Rule 2.7 Announcement, this Agreement and the relevant Acquisition Document.
3.10    For the avoidance of doubt, nothing in this clause 3 shall apply to the satisfaction of the CMA Condition, in respect of which clause 4 shall apply exclusively.
4    Undertakings in relation to satisfaction of the CMA Condition
4.1    The Offeror undertakes to the Offeree to take all such actions as are necessary to satisfy the CMA Condition as soon as reasonably practicable following the date of this Agreement and in any event in sufficient time to enable the Effective Date to occur by the Long-Stop Date, and this shall include the Offeror offering (and not withdrawing) agreeing and executing any Remedies that are required or can reasonably be expected to be required to satisfy the CMA Condition to enable the Effective Date to occur by the Long-Stop Date.
4.2    Without prejudice to the generality of clause 4.1:
4.2.1    the Offeror undertakes to the Offeree:
4.2.1.1    to prepare and submit or procure to be submitted to the Regulatory Authorities:
(i)    a Briefing Paper by no later than the 10th Business Day following the date of this Agreement; and
(ii)    any other Regulatory Filings that are necessary or advisable to satisfy the CMA Condition to enable the Effective Date to occur by the Long-Stop Date as soon as reasonably practicable after the date of this Agreement and within any applicable mandatory time periods; and
4.2.1.2    to provide any additional information requested by a Regulatory Authority in connection therewith as soon as practicable after receipt of such request and in any event before any deadline or due date imposed by applicable Law; and
4.2.2    each party undertakes to work co-operatively and reasonably with the other party and its advisers to satisfy the CMA Condition, or procure that the CMA Condition is satisfied, in sufficient time to enable the Effective Date to occur by the Long-Stop Date.
4.3    Except where otherwise required by Law or any Regulatory Authority, the Offeror shall be responsible for the payment of all filing fees required in connection with the Regulatory Filings relating to the CMA Condition.
4.4    Save to the extent prohibited by Law or any Regulatory Authority, and subject to clause 4.5:
4.4.1    the Offeree undertakes to the Offeror that it shall provide, as soon as reasonably practicable following any request for the same:
4.4.1.1    such information and assistance to the Offeror and its agents and advisers as may be reasonably required to satisfy the CMA Condition, taking into account all applicable waiting periods, or for inclusion in any responses to any requests for further information consequent upon any Regulatory Filing required to satisfy the CMA Condition; and
4.4.1.2    all such other assistance to the Offeror and its agents and advisers as may reasonably be required for the purposes of satisfying the CMA Condition (including assistance in connection with any pre-notification contacts with any Regulatory Authority as the Offeror and the Offeree agree (each acting reasonably) are desirable or appropriate in the circumstances); and
4.4.2    each party undertakes to the other to ensure that all information necessary for the making of (or responding to any requests for further information consequent upon) any Regulatory Filings or that is otherwise required for the purposes of satisfying the CMA Condition, and that is in the possession of, or is reasonably obtainable by such party (including from third parties through the reasonable exercise of contractual rights or securities ownership) is supplied accurately and as promptly as reasonably practicable.
4.5    For the purposes of this clause 4, the parties acknowledge that:
4.5.1    a party shall not be in breach of this clause 4 as a consequence of any inaccuracies in any information originating from a third party (being a person other than a member, officer or employee of the Offeror Group or the Offeree Group);
4.5.2    such information and assistance will be supplied in a manner that would preserve applicable legal professional privilege; and
4.5.3    the provision of information is subject to clause 4.8.
4.6    Except to the extent that to do so is prohibited by any Regulatory Authority or by Law and subject to clause 4.5:
4.6.1    each party shall provide in a timely manner such cooperation as is reasonably required by the other party in connection with the preparation of all Regulatory

Filings (as required) to any Regulatory Authority in connection with the satisfaction of the CMA Condition (including at any pre-notification stage);
4.6.2    the Offeror shall provide, or procure the provision of, copies of all Regulatory Filings material correspondence and material communications (including, in the case of material non-written communications, reasonably detailed summaries of such communications) intended to be sent or communicated to any Regulatory Authority in relation to satisfying the CMA Condition (including at any pre-notification stage) to the Offeree and its legal advisers at such time as will allow the Offeree a reasonable opportunity to provide comments on such Regulatory Filings, material correspondence and material communications before they are submitted, sent or made, and the Offeror shall provide the Offeree with copies of all such Regulatory Filings, material correspondence and material communications in the form finally submitted or sent (including, in the case of material non-written communications, reasonably detailed summaries of such communications);
4.6.3    the Offeror shall have regard in good faith to, but shall not be obliged to accept, any reasonable comments made in a timely manner by the Offeree on copies of the Regulatory Filings, material correspondence and material communications provided pursuant to clause 4.6.2;
4.6.4    each party shall notify the other party, and provide copies or reasonably detailed summaries of such communications (where appropriate), in a timely manner of any material correspondence or material communication received from any Regulatory Authority in relation to any Regulatory Filings (including at any pre-notification stage) relating to the CMA Condition;
4.6.5    the Offeror shall keep the Offeree reasonably informed as to the progress of any Regulatory Filings submitted in connection with the satisfaction of the CMA Condition and shall give the Offeree reasonable notice of any meetings, hearings or scheduled telephone calls, other than those of an administrative nature, with any Regulatory Authority, and enable the Offeree and/or its advisers to attend and make reasonable oral submissions during any such material meetings, hearings or telephone calls (provided such oral submissions have been discussed by the parties in advance) and, where such attendance and participation is not permitted by applicable Law or the Regulatory Authority, to provide, to the extent so permitted, the Offeree with a reasonably detailed written summary of such meeting, hearing or telephone call as soon as reasonably practicable following the meeting, hearing or telephone call;
4.6.6    where reasonably requested by a party, and insofar as permitted by any Regulatory Authority, the other party shall make available appropriate representatives for meetings and calls with the Regulatory Authority in connection with the Regulatory Filings (including at any pre-notification stage) relating to the CMA Condition; and
4.6.7    the Offeror shall not withdraw any Regulatory Filing made to any Regulatory Authority in connection with the CMA Condition without the prior written consent of the Offeree.
4.7    Each party undertakes to keep the other party informed as soon as reasonably practicable of:
4.7.1    developments which are relevant and material to the satisfaction of the CMA Condition; and
4.7.2    the satisfaction, waiver or rejection of the CMA Condition.

4.8    If a provision of this Agreement obliges a party (the “Disclosing Party”) to disclose any information to the other in connection with the satisfaction of the CMA Condition:
4.8.1    that is personally identifiable information of a shareholder, investor, member, limited partner, director, officer, manager or employee of the Disclosing Party or any member of the Offeror Group (if the Offeror is the Disclosing Party) or any member of the Offeree Group (if the Offeree is the Disclosing Party) (as the case may be) or any of their respective affiliates, unless that information can reasonably be anonymised (in which case the Disclosing Party shall provide the relevant information on an anonymous basis);
4.8.2    which the Disclosing Party reasonably considers to be commercially or competitively sensitive;
4.8.3    which the Disclosing Party is prohibited from disclosing by Law or the terms of an existing contract; or
4.8.4    where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal professional privilege), then the Disclosing Party shall, to the extent permitted by Law, disclose the relevant information: (a) to the other party pursuant to appropriate arrangements as may be agreed between the parties to ensure compliance with Law (including, as applicable, competition Law and the practices of any Regulatory Authority or the Panel); (b) to the other party’s legal counsel and, to the extent reasonably necessary, its other advisers on an “external counsel only” basis (where applicable, in accordance with the requirements of Practice Statement No 30 published by the Panel); or (c) where disclosure in a manner contemplated by this Agreement would reasonably be expected to have a material adverse effect on the Disclosing Party’s legitimate business interest, directly to the Regulatory Authority or the Panel (and in such circumstances, the Disclosing Party shall to the extent reasonably practicable provide, or procure the provision of, to the other party a redacted version of such information).
4.9    The Offeror shall not, without the prior written consent of the Offeree elect to notify the Acquisition to the CMA under section 96 of the Enterprise Act 2002, save that the Offeror shall not require the Offeree’s prior written consent where a Briefing Paper has previously been submitted by the Offeror to the CMA and the CMA has requested that the Acquisition is notified under section 96 of the Enterprise Act 2002.
4.10    The Offeror shall not, and shall procure that no member of the Wider Offeror Group (or any other person acting in concert or deemed to be acting in concert with the Offeror) or any of their respective affiliates take, or omit to take, or permit or cause to be taken or omitted to be taken, any action, or enter into any acquisition, transaction, or other arrangement, which would, or would be reasonably likely to, have the effect of preventing, impeding, materially delaying or materially prejudicing the satisfaction of the CMA Condition.
4.11    For the avoidance of doubt, nothing in this clause 4 shall apply to the satisfaction of the FCA Change in Control Condition, in respect of which clause 3 shall apply exclusively.
5    Scheme document
5.1    Where the Acquisition is being implemented by way of the Scheme, the Offeror agrees:
5.1.1    to provide as soon as reasonably practicable to the Offeree all such information about itself, its directors, its concert parties and the Offeror Group (and, to the extent required by the Panel, any other person connected with the Offeror) as may reasonably be requested and which is required by the Offeree (having regard to the Code and other Law) for inclusion in the Scheme Document;

5.1.2    to provide as soon as reasonably practicable to the Offeree all such other assistance and access as may reasonably be required in connection with the preparation of the Scheme Document and any other document required under the Code or by other Law to be published in connection with the Scheme, including access to, and ensuring the provision of reasonable assistance by, the Offeror’s relevant professional advisers; and
5.1.3    to procure that the Offeror Responsible Persons accept responsibility, in the terms required by the Code, for all the information (including any expressions of opinion) in the Scheme Document and any other document required under the Code or by other Law to be published in connection with the Scheme for which an offeror is required to accept responsibility under applicable Law or the Code.
6    Implementation of the Acquisition
6.1    The Offeror acknowledges and agrees that the expected timetable for implementation of the Acquisition will be contained in the Scheme Document, subject to any revisions required as a result of the availability of Court Sanction Hearing dates.
6.2    Where the Acquisition is being implemented by way of the Scheme:
6.2.1    the Offeror undertakes that, by no later than 11.59 p.m. on the Business Day immediately preceding the Court Sanction Hearing, it shall deliver a notice in writing to the Offeree either:
6.2.1.1    confirming the satisfaction or waiver of all Conditions (other than the Condition set out in paragraph 2.3 of Part A of Appendix A to the Rule 2.7 Announcement); or
6.2.1.2    confirming its intention to invoke a Condition (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which the Offeror reasonably considers entitles it to invoke the Condition; and
6.2.2    in circumstances in which the Offeror confirms the satisfaction or waiver of all Conditions (other than the Condition set out in paragraph 2.3 of Part A of Appendix A to the Rule 2.7 Announcement) as contemplated by clause 6.2.1.1, the Offeror shall instruct counsel to appear on its behalf at the Court Sanction Hearing and undertake to the Court to be bound by the terms of the Scheme in so far as it relates to the Offeror and to the extent that all the Conditions (other than the Condition set out in paragraph 2.3 of Part A of Appendix A to the Rule 2.7 Announcement) have been satisfied or waived prior to or on the date of the Court Sanction Hearing.
7    Switching to a Takeover Offer
7.1    The parties intend that the Acquisition will be implemented by way of the Scheme. However, the Offeror shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Takeover Offer rather than the Scheme (such election being a “Switch”) if (and only if):
7.1.1    the Offeree provides its prior written consent, such consent not to be unreasonably withheld, delayed or conditioned (such election being an “Agreed Switch”);

7.1.2    a third party announces a possible offer under Rule 2.4 of the Code for all or part of the issued and to be issued share capital of the Offeree;
7.1.3    a third party announces pursuant to Rule 2.7 of the Code a firm intention to make an offer for all or part of the issued and to be issued ordinary share capital of the Offeree;
7.1.4    an Offeree Board Recommendation Change occurs;
7.1.5    any person (other than Bidco or any person acting in concert with Bidco for the purposes of the Acquisition) acquires an interest in securities of the Offeree which represent the higher of:
7.1.5.1    15% or more of the voting rights (as defined in the Code) in the Offeree; and
7.1.5.2    5% or more of the voting rights (as defined in the Code) in the Offeree in excess of the percentage of such voting rights attaching to those securities in the Offeree in which the relevant person was interested as at the date of this Agreement; or
7.1.6    either:
7.1.6.1    the Court Meeting is not held on or before the 22nd day after the expected date of such meeting as set out in the Scheme Document (or such later date, if any: (a) as the Offeror and the Offeree may agree; or (b) (in a competitive situation) as may be specified by the Offeror with the consent of the Panel, and in each case that (if so required) the Court may allow); or
7.1.6.2    the Offeree General Meeting is not held on or before the 22nd day after the expected date of such meeting as set out in the Scheme Document (or such later date, if any: (a) as the Offeror and the Offeree may agree; or (b) (in a competitive situation) as may be specified by the Offeror with the consent of the Panel, and in each case that (if so required) the Court may allow).
7.2    In the event of an Agreed Switch, unless otherwise agreed with the Offeree or required by the Panel, the parties agree that:
7.2.1    the Offeror shall:
7.2.1.1    discuss any announcements relating to the Agreed Switch and its implementation and any proposed changes to the timetable in relation to the implementation of the Agreed Switch with the Offeree in a timely manner;
7.2.1.2    prepare, as soon as reasonably practicable, the Offer Document and related form of acceptance;
7.2.1.3    consult with the Offeree as to the timing of the publication of the Offer Document and related form of acceptance; and
7.2.1.4    consult with the Offeree as to the form and content of the Offer Document and related form of acceptance;

7.2.2    the Acceptance Condition shall be set at 90% of the Offeree Shares to which the Takeover Offer relates (or such other percentage as may be agreed between the parties in writing, after, to the extent necessary, consultation with the Panel, being in any case more than 50% of the Offeree Shares);
7.2.3    the Offeror shall not take any action which would cause the Takeover Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of the Acceptance Condition, prior to midnight on the 60th day after publication of the Offer Document (or such later date as is set in accordance with Rule 31.3 of the Code) (“Day 60”), including by publishing an acceptance condition invocation notice under Rule 31.6 of the Code or specifying in the Offer Document an unconditional date which is earlier than Day 60, and the Offeror shall ensure that the Takeover Offer remains open for acceptances until such time;
7.2.4    the Offeror shall not, without the prior written consent of the Offeree, make any acceleration statement (as defined in the Code) unless:
7.2.4.1    all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver);
7.2.4.2    the acceleration statement contains no right for the Offeror to set the statement aside (except with the prior written consent of the Offeree); and
7.2.4.3    the Offeror undertakes to the Offeree not to take any action or step otherwise to set the acceleration statement aside;
7.2.5    if:
7.2.5.1    at any time during the period between the publication of the Offer Document and 5.00 p.m. on the second day prior to Day 39, it becomes reasonably expected that any outstanding Regulatory Condition is not likely to be satisfied (or waived) prior to Day 60; or
7.2.5.2    by 5.00 p.m. on the ninth day prior to Day 39, any outstanding Regulatory Condition has not been satisfied (or waived), in each case, the Offeror shall promptly consult with the Offeree as to whether a suspension to the offer timetable should be sought pursuant to Rule 31.4(a) of the Code and, if agreed between the Offeror and the Offeree, seek, jointly with the Offeree, the consent of the Panel to suspend the offer timetable no later than the date falling on the second day prior to Day 39;
7.2.6    the Offeror shall ensure that the only conditions to the Takeover Offer shall be the Conditions, subject to replacing the Scheme Conditions with the Acceptance Condition and any other modifications or amendments to the Conditions as may be required by the Panel or agreed in writing between the parties or which is necessary as a result of an Agreed Switch or to comply with applicable Law;
7.2.7    the Offeror shall keep the Offeree informed, on a confidential basis and as soon as reasonably practicable following receipt of a written request from the Offeree, of the number of Offeree Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms, the identity of such shareholders and the number of Offeree Shares to which such forms relate; and

7.2.8    all provisions of this Agreement (other than this clause 7) relating to the Scheme, the Scheme Document and its implementation shall apply to the Takeover Offer or its implementation mutatis mutandis.
8    Offeree Share Plan
8.1    The parties agree that the provisions of schedule 2 with respect to the Offeree Share Plan shall be implemented in accordance with that schedule.
8.2    The parties agree that if the Acquisition is implemented by way of the Scheme, the timetable for its implementation shall be fixed so as to enable awards under the Offeree Share Plan which provide for exercise on the Court Sanction Hearing date to be exercised in sufficient time to enable the resulting Scheme Shares to be bound by the Scheme on the same terms as Offeree Shares held by the Offeree Shareholders.
9    Dividends
9.1    The parties agree that the Offeree Shareholders shall be entitled to receive and retain the final dividend of 11 pence per Offeree Share due to be paid on 27 June 2025, subject to approval by Offeree Shareholders on 15 May 2025 (the “Permitted Dividend”).
9.2    If, on or after the date of this Agreement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital or value is announced, declared, made or paid or becomes payable in respect of Offeree Shares (other than the Permitted Dividend), or if the Permitted Dividend exceeds 11 pence per Offeree Share, the Offeror will reduce the consideration payable under the terms of the Acquisition by an amount per Offeree Share up to the amount of such dividend and/or distribution and/or return of capital or value (or, in the case of the Permitted Dividend, by the amount in excess of 11 pence per Offeree Share).
9.3    If the Offeror reduces the consideration payable under the terms of the Acquisition in the manner referred to in clause 9.2:
9.3.1    any reference in the Rule 2.7 Announcement or in the Acquisition Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced; and
9.3.2    Offeree Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made or paid.
10    Termination
10.1    Subject to clauses 10.2 and 10.3, this Agreement shall terminate and all obligations of the parties under this Agreement shall cease, as follows:
10.1.1    if agreed in writing between the parties, at any time prior to the Effective Date;
10.1.2    if the Rule 2.7 Announcement is not released at or before the time specified in clause 2.1 (unless prior to that time the Offeree and the Offeror have agreed another time and date in accordance with that clause);
10.1.3    if an Offeree Board Recommendation Change occurs;
10.1.4    if, prior to the Long-Stop Date, either:
10.1.4.1    any Condition which has not been waived is (or has become) incapable of satisfaction by the Long-Stop Date and, notwithstanding that the Offeror has the right to waive such Condition, the Offeror will not do so; or

10.1.4.2    any Condition which is incapable of waiver is incapable of satisfaction by the Long-Stop Date, in each case in circumstances where the invocation of the relevant Condition (or confirmation that the Condition is incapable of satisfaction, as appropriate) has been (i) permitted by the Panel and (ii) notified by the Offeror or Offeree in writing;
10.1.5    if: (i) a Competing Proposal is recommended by the Offeree Board; or (ii) a Competing Proposal completes, becomes effective or is declared or becomes unconditional;
10.1.6    if the Scheme is not approved by Scheme Shareholders at the Court Meeting or if the Offeree Shareholders do not approve the Offeree Resolutions at the Offeree General Meeting or the Court refuses to sanction the Scheme and the Offeror has not elected, in accordance with clause 7, to implement the Acquisition by means of a Takeover Offer;
10.1.7    if the Acquisition (whether implemented by way of the Scheme or a Takeover Offer) is, with the permission of the Panel, terminated, withdrawn or lapses in accordance with its terms prior to the Long-Stop Date (other than where such lapse or withdrawal is as a result of the exercise of the Offeror’s right to effect a Switch in accordance with the terms of this Agreement); or
10.1.8    unless otherwise agreed by the Offeree and the Offeror in writing, if the Effective Date has not occurred on or before the Long-Stop Date.
10.2    Termination of this Agreement shall be without prejudice to the rights of the parties which have arisen prior to termination, including any claim in respect of a breach of this Agreement.
10.3    Clauses 14 to 18 (inclusive), clauses 21 to 25 (inclusive), this clause 10 and all related provisions of clause 1 shall survive termination of this Agreement.
11    Code obligations
11.1    Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms of this Agreement.
11.2    The parties agree that, if the Panel determines that any provision of this Agreement that requires the Offeree to take or not to take any action, whether as a direct obligation or as a condition to any other person's obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.
11.3    Nothing in this Agreement shall oblige the Offeree or any director of the Offeree to recommend any Takeover Offer or any Scheme proposed by the Offeror or any member of the Wider Offeror Group.
11.4    Without prejudice to the representations and warranties given by the parties pursuant to clause 12, nothing in this Agreement shall be taken to restrict the directors of any member of the Offeree Group or the Wider Offeror Group from complying with applicable Law, orders of court or regulations, including the Code, the AIM Rules and the rules and regulations of the Panel, the London Stock Exchange, the Securities and US Securities and Exchange Commission and the FCA.

12    Representations and warranties
12.1    Each party represents and warrants to the other party on the date of this Agreement that:
12.1.1    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
12.1.2    this Agreement constitutes its binding obligations in accordance with its terms; and
12.1.3    the execution and delivery of, and performance of its obligations under, this Agreement will not:
12.1.3.1    result in any breach of any provision of its constitutional documents;
12.1.3.2    result in a breach of, or constitute a default under, any instrument which is material in the context of the Acquisition to which it is a party or by which it is bound; or
12.1.3.3    result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.
12.2    Neither party shall have any claim against the other party pursuant to clause 12.1 for misrepresentation or breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).
12.3    The Offeror acknowledges and agrees that any information and/or assistance provided by any of the directors, officers, employees or advisers of the Offeree (each an “Offeree Representative”) to it and/or any member of the Wider Offeror Group or any of their respective directors, officers, employees or advisers, whether before, on or after the date of this Agreement:
12.3.1    pursuant to the obligations of the Offeree under or otherwise in connection with this Agreement; or
12.3.2    in connection with the Acquisition,
shall in each case be (and have been) given on the basis that the relevant Offeree Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that the Offeror or any member of the Wider Offeror Group or any of their respective directors, officers, employees or advisers may suffer as a result of the provision of any such information and/or assistance, save in each case for loss or damage to the extent resulting from the fraud, fraudulent misstatement or fraudulent misrepresentation of the relevant Offeree Representative.
13    Entire agreement
13.1    Without prejudice to the terms of the Rule 2.7 Announcement or the Acquisition Document, this Agreement, together with the Confidentiality Agreement, set out the entire agreement between the parties relating to the Acquisition and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Acquisition.
13.2    Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement or the Confidentiality Agreement.

13.3    Except in the case of fraud, fraudulent misstatement or fraudulent misrepresentation, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement or the Confidentiality Agreement.
13.4    For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or the Confidentiality Agreement made or given by any person at any time prior to the entry into of this Agreement.
13.5    Nothing in this Agreement shall limit any liability for (or remedy in respect of) fraud, fraudulent misstatement or fraudulent misrepresentation.
13.6    Each party agrees to the terms of this clause 13 on its own behalf.
14    Costs
Each party shall pay its own Costs incurred in connection with the Acquisition including in connection with negotiating, preparing and completing this Agreement and the other documents referred to in this Agreement and/or which are ancillary or incidental to it.
15    Assignment
Unless the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.
16    Notices
16.1    Any notice to be given by one party to the other party in connection with this Agreement shall be in writing in English and signed by or on behalf of the party giving it. It shall be delivered by hand, e-mail, registered post or courier using an internationally recognised courier company to the address or e-mail address specified for the relevant party in clause 16.3.
16.2    A notice shall be effective upon receipt and shall be deemed to have been received:
16.2.1    at the time of delivery, if delivered by hand, registered post or courier; or
16.2.2    at the time of transmission if delivered by e-mail, in the absence of any delivery failure notification.
Where delivery occurs outside Working Hours in the place of receipt, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
16.3    The addresses and e-mail addresses of the parties for the purpose of clause 16.1 are:
16.3.1    Offeror

Address:	10 Cursitor Street, London, EC4A 1LT
E-mail:	Doug.orr@firstcash.com
For the attention of:	R. Douglas Orr

With a copy (which shall not constitute notice) to each of:

Address:	Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Suite 4900, Atlanta, GA 30309, United States of America
E-mail:	Kyle.Healy@alston.com
For the attention of:	Kyle G. Healy

and

Address:	Macfarlanes LLP, 20 Cursitor Street, London, EC4A 1LT, United Kingdom
E-mail:	Tom.Rose@macfarlanes.com and Max.Mittasch@macfarlanes.com
For the attention of:	Tom Rose and Max Mittasch

16.3.2    Offeree

Address:	Harvey & Thompson Ltd, Times House, Throwley Way, Sutton, Surrey, SM1 4AF
E-mail:	fiona.woolfe@handt.co.uk
For the attention of:	Fiona Woolfe
With a copy (which shall not constitute notice) to:

Address:	Gowling WLG (UK) LLP, 4 More London Riverside, London SE1 2AU
E-mail:	charles.bond@gowlingwlg.com
For the attention of:	Charles Bond
16.4    Each party shall notify the other party in writing of any change to its details in clause 16.3 from time to time.
17    Waivers, rights and remedies
17.1    The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by applicable Law or otherwise.
17.2    No failure to exercise, or delay in exercising, any right under this Agreement or provided by applicable Law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this Agreement or provided by applicable Law shall not preclude any further exercise of it.

17.3    Without prejudice to any other rights or remedies that the other party may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by it of this Agreement and that accordingly the other party may be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief, or any combination of these remedies, for any threatened or actual breach of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement and no party shall oppose a remedy on the grounds that damages would be an adequate alternative (without prejudice to any right to assert that there has been no breach of the terms of this Agreement).
18    No partnership or agency
No provision of this Agreement creates a partnership, agency, association, joint venture or other co-operative enterprise between the parties or makes a party the agent of the other party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for the other party in any way or for any purpose.
19    Time of essence
Except as otherwise expressly provided, time shall be of the essence in this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Offeror and the Offeree.
20    Further assurance
At its own cost, each party shall (and shall procure that members of the Offeree Group or the Wider Offeror Group (as applicable) shall, and shall use reasonable endeavours to procure that any necessary third party shall) execute such documents and do such acts and things as may be necessary for the purpose of giving the full benefit of this Agreement.
21    Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy will be an effective mode of delivery.
22    Variations
22.1    No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.
22.2    If this Agreement is varied:
22.2.1    the variation shall not constitute a general waiver of any provisions of this Agreement;
22.2.2    the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and
22.2.3    the rights and obligations of the parties under this Agreement shall remain in force, except as, and only to the extent that, they are varied.
23    Invalidity
23.1    Each of the provisions of this Agreement are severable.

23.2    If and to the extent that any provision or part of any provision of this Agreement:
23.2.1    is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but
23.2.2    would be valid, binding and enforceable if some part of the provision were deleted or amended, then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Agreement, nor the validity or enforceability of that provision under the Law of any other jurisdiction, shall in any way be affected or impaired as a result of this clause 23.2.
24    Third party rights
24.1    Each of the persons to whom clause 12.3 applies may, under the Contracts (Rights of Third Parties) Act 1999, enforce the terms of clause 12.3. This right is subject to:
24.1.1    the rights of the parties to rescind or vary this Agreement without the consent of any other person; and
24.1.2    the other terms and conditions of this Agreement.
24.2    Except as set out in clause 24.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
25    Governing law and jurisdiction
25.1    This Agreement and any dispute or claim arising out of or in connection with it (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.
25.2    The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement, including disputes arising out of or in connection with:
25.2.1    the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this Agreement; and
25.2.2    any non-contractual obligations arising out of or in connection with this Agreement.
For such purposes each party irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.
IN WITNESS of which the parties have signed this Agreement as a deed on the date set out above.

SCHEDULE 1
Rule 2.7 Announcement

SCHEDULE 2
The Offeree Share Plan
1    General matters
1.1    The Offeror and the Offeree intend that the following arrangements and acknowledgments will, subject to the Scheme being sanctioned by the Court on the date of the Court Sanction Hearing, apply to the Offeree Share Plan.
1.2    In the event that the Acquisition is effected as a Takeover Offer, any reference in this schedule 2 to the date of the Court Sanction Hearing will be read as if it referred to the date on which the Takeover Offer becomes or is declared unconditional.
1.3    Subject to applicable confidentiality, legal and regulatory requirements, each party will co-operate with the other party in order to facilitate the implementation of the arrangements set out in this schedule 2.
1.4    The Offeror acknowledges that, following prior consultation with the Offeror and having provided the Offeror with reasonable time to review and comment on any draft submission, the Offeree may make any submission to the Panel which it deems necessary to implement the arrangements contemplated by this schedule 2, and the Offeror agrees to co-operate promptly and in good faith in the making of any such submission.
1.5    The satisfaction of any awards described herein will be subject to the usual deductions for applicable taxes and National Insurance contributions and similar social security contributions or deductions.
2    Outstanding Awards
2.1    As at the date of this Agreement, the maximum number of Offeree Shares that may be acquired pursuant to outstanding awards granted under the Offeree Share Plan (“Outstanding Awards”) is as follows:

Name of Plan	Name and type of award	Offeree Shares subject to Outstanding Awards
Performance Share Plan	2022 Grant – Nil cost options	125,219
	2023 Grant – Nil cost options	349,470
	2024 Grant – Nil cost options	443,796
	2025 Grant – Nil cost options	470,052
Total		1,388,537

2.2    The Offeree confirms that no dividend equivalents are due pursuant to any of the Outstanding Awards.
3    Operation of Offeree Share Plan
3.1    The Offeror acknowledges that, before the Effective Date, the Offeree may continue to operate the Offeree Share Plan in accordance with the rules of the plan, the Offeree’s normal practice and any other applicable terms, and subject to Rule 21 of the Code.

3.2    For the avoidance of doubt, the operation of the Offeree Share Plan as the Offeree Board (and, where appropriate, the Offeree Remuneration Committee) consider appropriate includes:
3.2.1    determining performance conditions for outstanding awards due to vest (including how any such performance conditions will be tested on or before the Court Sanction Hearing);
3.2.2    determining the timing and extent to which awards under the Offeree Share Plan will vest in the ordinary course;
3.2.3    satisfying the vesting, exercise and release of awards under the Offeree Share Plan (for example, by issuing new Offeree Shares or transferring Offeree Shares from the Offeree EBT or settling awards in cash always in accordance with the rules of the Offeree Share Plan); and
3.2.4    the treatment of awards held by leavers.
3.3    The Offeror agrees that the Offeree may amend the rules of the Offeree Share Plan if the Offeree Board (or the Offeree Remuneration Committee) are of the opinion that such amendments are necessary or desirable to implement the Scheme, to facilitate the treatment of Outstanding Awards in connection with the Scheme, to facilitate the administration of the Offeree Share Plan or to obtain or maintain favourable tax treatment for participants or the Offeree.
3.4    The Offeror agrees that where the Offeree Share Plan provides for the exercise of discretion (including in respect of performance conditions), the exercise of that discretion will, subject to the terms of this Agreement, be a matter solely for the Offeree Remuneration Committee.
3.5    The Offeree agrees that no further awards under the Offeree Share Plan will be granted prior to the Court Sanction Hearing.
3.6    The awards held by participants of the Offeree Share Plan who leave employment with the Offeree prior to the date of the Court Sanction Hearing shall be treated in accordance with the rules of the Offeree Share Plan.
4    Treatment of Outstanding Awards
4.1    The Offeror acknowledges that any unvested Outstanding Awards shall become exercisable from the Court Sanction Hearing date and for a period of six months thereafter in accordance with rule 9.4 of the Offeree Share Plan. The extent to which any unvested Outstanding Awards shall vest and become exercisable on the Court Sanction Hearing date will be determined by reference to (i) the application of any time pro-rating to reflect the early vesting as per the Offeree Share Plan rules; and (ii) the extent to which the applicable performance conditions have been satisfied during the relevant performance period.
4.2    The Outstanding Awards granted in 2022 vested on 12 May 2025 (following the Offeree Remuneration Committee’s review of the satisfaction of the relevant performance conditions), and consequently 125,219 Offeree Shares remain subject to vested but unexercised awards as of the date of this Agreement.
4.3    The Offeror acknowledges that the Offeree Remuneration Committee has considered the vesting of the Outstanding Awards granted in 2023 and 2024 and will recommend the waiving of any time-pro-rating of these Outstanding Awards. In addition, the Offeree Remuneration Committee will determine the satisfaction of the relevant performance conditions on or shortly before the Court Sanction Hearing (the expectation being that such performance conditions will be determined to be satisfied in full).

4.4    The Offeror acknowledges that the Offeree Remuneration Committee has considered the vesting of the Outstanding Awards granted in 2025 and will recommend that the vesting of these Outstanding Awards will be reduced on a pro-rata basis by reference to the number of days that have elapsed on the date of the Court Sanction Hearing as a proportion of the three-year performance period. In addition, the Offeree Remuneration Committee will determine the satisfaction of the relevant performance conditions on or shortly before the Court Sanction Hearing (the expectation being that such performance conditions will have been satisfied in full).
4.5    The Outstanding Awards which vest on the date of the Court Sanction Hearing will remain exercisable for a period of six months after which they will lapse to the extent not exercised. Any holding period which applies, or which would normally apply to the Offeree Shares acquired on the exercise of the Outstanding Awards shall lapse on or with effect from the date of the Court Sanction Hearing.
5    Share plan communications
5.1    Subject to applicable confidentiality, legal and regulatory requirements, the Offeror shall make appropriate proposals to the participants in the Offeree Share Plan, where and as required under Rule 15 of the Code, based on the treatment set out above.
5.2    Letters (which may be in electronic form) will be sent to participants in the Offeree Share Plan on, or as soon as practicable after, the posting of the Scheme Document to inform them of the impact of the Scheme on the Outstanding Awards and any proposals being made to them under Rule 15 of the Code (where relevant).
6    Amendment to articles
The Offeror and Offeree agree to a resolution proposing an amendment to the Offeree articles of association by the adoption and inclusion of a new article under which any Offeree Shares issued pursuant to the exercise of Outstanding Awards after the Offeree General Meeting but before the Scheme Record Time shall be subject to the Scheme and, subject to the Scheme becoming effective, any Offeror Shares issued on or after the Scheme Record Time shall be immediately transferred to the Offeror (or as it may direct) in exchange for the same cash consideration to be paid by the Offeror under the Scheme.
7    The Offeree EBT
As at the date of this Agreement, the Offeree EBT holds 508,048 Offeree Shares and has no outstanding loans. The Offeror and Offeree agree that the trustee of the Offeree EBT will be requested to use the Offeree Shares it holds to satisfy any Outstanding Awards that vest or are exercised in connection with the Acquisition as far as possible in priority to the issue of any new Offeree Shares.

EXECUTED as a DEED by CHESS BIDCO LIMITED acting by two directors	)	/s/ Authorized Signatory
	)	Director
)
	)	/s/ Authorized Signatory
	)	Director

EXECUTED as a DEED by H&T GROUP PLC acting by two directors or by a director and its secretary	)	/s/ Authorized Signatory
	)	Director
)
	)	/s/ Authorized Signatory
	)	Director/Secretary